                                                                                             EXHIBIT 11

                                                   COMPUTATION OF PER SHARE EARNINGS
The following is the computation of fully-diluted earnings per share:

                                                        Three Months Ended        Nine Months Ended
                                                           September 30              September 30
                                                      1994         1993            1994         1993
                                                      (Dollars in thousands except per share data)
Earnings:
  Net income before extraordinary charge          $    20,281  $    17,079     $    40,744  $    33,739
  Preferred dividends                                   4,768        4,697          14,265       14,193
                                                       15,513       12,382          26,479       19,546
  Extraordinary charge                                  5,522          --            5,522          --
  Net income available to common
     shareholders                                       9,991       12,382          20,957       19,546
Non-discretionary adjustments under
  the if-converted method:
  Addback: Series B, preferred dividends, net of
    tax benefits                                        2,120        2,041           6,304        6,224
  Less: Replacement of funding
    adjustment, net of tax benefits (1)                (2,120)      (2,041)         (6,304)      (6,224)
  Net income available to common
     shareholders                                 $     9,991  $    12,382     $    20,957  $    19,546

WEIGHTED AVERAGE SHARES OUTSTANDING:
  Common shares                                    36,255,334   35,432,410      36,144,907   35,398,707
  Equivalents - stock options                         963,594      411,756       1,116,382      524,774
  Preferred stock - if-converted method             4,315,273    4,586,821       4,315,273    4,586,821
                                                   41,534,201   40,430,987      41,576,562   40,510,302

FULLY-DILUTED EARNINGS PER SHARE
  Net income before extraordinary charge          $      0.37  $      0.31     $      0.63  $      0.48
  Extraordinary charge                                  (0.13)         --            (0.13)         --
  Net income available to common
     shareholders                                 $      0.24  $      0.31     $      0.50  $      0.48

(1) Additional payment to the TASP to replace the funding lost under the if-converted method.

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